Exhibit 10.1

JOHN DEERE SHORT-TERM INCENTIVE BONUS PLAN
(As Amended October 27, 2023)

Section 1.Establishment and Purpose

1.1Establishment of the Plan

Deere & Company, a Delaware corporation (the “Company”), has established an annual incentive compensation plan known as the “John Deere Short-Term Incentive Bonus Plan” (the “Plan”), as set forth in this document. The Plan permits the awarding of annual cash bonuses to Employees of the Company based on the achievement of pre-established performance goals.

The Plan was approved by the Board of Directors of the Company and subsequently by the Company’s stockholders at the 1995 annual meeting of stockholders and became effective as of November 1, 1994. The Plan shall remain in effect, as amended from time to time, until terminated by the Board or Committee as provided by Section 12 herein.

1.2Purpose

The purpose of the Plan is to provide Participants with a meaningful annual incentive opportunity geared toward the achievement of specific performance goals.

Section 2.Definitions

Whenever used in the Plan, the following terms shall have the meanings set forth below (unless otherwise expressly provided) and, when the defined meaning is intended, the term is capitalized.

(a)	“Award Opportunity” means the incentive award payout which a Participant may earn under the Plan, as established by the Committee pursuant to Section 5.1 herein.
(b)	“Beneficial Owner” has the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.
(c)	“Board” or “Board of Directors” means the Board of Directors of the Company.
(d)	“Code” means the Internal Revenue Code of 1986, as amended, and the rules, regulations and guidance thereunder.
(e)	“Committee” means a committee of two (2) or more individuals appointed by the Board to administer the Plan pursuant to Section 3 herein who are not current or former officers or employees of the Company and who are independent directors pursuant to New York Stock Exchange rules.
(f)	“Company” means Deere & Company, a Delaware corporation (including any and all majority-owned subsidiaries), and any successor thereto.
(g)	“Corporate” means Deere & Company and its subsidiaries.
(h)	“Disability” has the meaning ascribed to such term in applicable disability or retirement plans of the Company.
(i)	“Eligible Earnings” means remuneration earned during a Plan Year that is determined by the Committee from time to time to be eligible for purposes of calculating Final Awards under the Plan.
(j)	“Employee” means a full-time or part-time executive, administrative or professional employee of the Company.
(k)	“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.

(l)	“Final Award” means the actual award earned during a Plan Year by a Participant, as determined by the Committee at the end of the Plan Year.
(m)	“Non-corporate” means a specified segment of Deere & Company’s operations designated as such by the Chief Executive Officer and approved by the Committee for purposes of the Plan, such as a business unit, division, product line, or other such segmentation.
(n)	“Participant” means an Employee who is actively participating in the Plan.
(o)	“Person” has the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d).
(p)	“Plan” means the John Deere Short-Term Incentive Bonus Plan.
(q)	“Plan Year” means the Company’s fiscal year.
(r)	“Recoupment Policy” includes the Company’s Executive Incentive Award Recoupment Policy, as amended from time to time, or any successor policy thereto, and the Company’s Incentive Compensation Recovery Policy, as amended from time to time, or any successor policy thereto.
(s)	“Retirement” has the meaning ascribed to such term in the John Deere Pension Plan for Salaried Employees, or any successor plan thereto, or in the other applicable retirement plan(s) of the Company.
(t)	“Target Incentive Award” means the award to be paid to a Participant when planned performance results are achieved, as established by the Committee.

Section 3.Administration

The Plan shall be administered by the Committee. The Committee may delegate to the Company responsibility for day-to-day administration of the Plan, following administrative guidelines approved from time to time by the Committee.

Subject to the limitations of the Plan, the Committee shall: (i) select from the Employees of the Company those who shall participate in the Plan, (ii) grant Award Opportunities in such forms and amounts as it shall determine, (iii) impose such limitations, restrictions, and conditions upon such Award Opportunities as it shall deem appropriate, (iv) interpret the Plan and adopt, amend, and rescind administrative guidelines and other rules and regulations relating to the Plan, (v) correct any defect or omission or reconcile any inconsistency in this Plan or in any Award Opportunity granted hereunder, and (vi) make all other necessary determinations and take all other actions necessary or advisable for the implementation and administration of the Plan. The Committee’s determinations on matters within its authority shall be conclusive and binding upon all parties.

Section 4.Eligibility and Participation

4.1Eligibility

All Employees (as defined in Section 2 herein) who are actively employed by the Company in any Plan Year shall be eligible to participate in the Plan for such Plan Year, subject to the limitations of Section 7 herein. Eligibility does not guarantee participation, however, and an Employee shall be considered a Participant for a given Plan Year only to the extent provided in Section 4.2.

4.2Participation

Participation in the Plan shall be determined annually by the Committee based upon the criteria set forth herein. Employees who have been designated as Participants for any Plan Year shall be provided access to the performance goals and related Award Opportunities for that Plan Year as soon as is practicable.

4.3Partial Plan Year Participation

In the event an Employee becomes a Participant in the Plan subsequent to the commencement of a Plan Year, such Employee’s Final Award shall be based on the Eligible Earnings earned as an eligible Employee during such Plan Year.

4.4No Right to Participate

No Participant or other Employee shall at any time have a right or entitlement to be selected for participation in the Plan for any Plan Year, despite having previously participated in the Plan.

Section 5.Award Determination

5.1Performance Goals

Prior to the beginning of each Plan Year, or as soon as practicable thereafter, the Committee shall establish performance goals for that Plan Year. The goals may be based on any combination of Corporate, Non-corporate, and individual performance. After the performance goals are established, the Committee will align the achievement of the performance goals with the Award Opportunities (as described in Section 5.2 herein), such that the level of achievement of the preestablished performance goals at the end of the Plan Year will determine the Final Award amounts. The Committee shall also have the authority to exercise subjective discretion in the determination of Final Awards, as well as the authority to delegate the ability to exercise subjective discretion in this respect.

The Committee also may establish one (1) or more Company-wide performance goals which must be achieved for any Participant to receive a Final Award for that Plan Year.

5.2 Award Opportunities

Prior to the beginning of each Plan Year, or as soon as practicable thereafter, the Committee shall establish an Award Opportunity for each Participant. The established Award Opportunity shall vary in relation to the job classification of each Participant. In the event a Participant changes job levels during a Plan Year, the Participant’s Award Opportunity may be, but is not required to be, adjusted to reflect the amount of time at each job level during the Plan Year.

5.3Adjustment of Performance Goals

The Committee shall have the right to adjust the performance goals and the Award Opportunities (either up or down) during a Plan Year if it determines that external changes or other unanticipated business conditions have materially affected the fairness of the goals, have unduly influenced the Company’s ability to meet them, have materially affected the Company’s or its divisions’ ability to pay the awards, or if the adjustments are due to the Company significantly changing the basis of its financial reporting due to the Company’s adoption during the Plan Year of new or revised accounting standards or International Financial Reporting Standards. Further, in the event of a Plan Year of less than twelve (12) months, the Committee shall have the right to adjust performance goals and Award Opportunities accordingly, at its sole discretion.

5.4Final Award Determinations

At the end of each Plan Year, Final Awards shall be computed for each Participant as determined by the Committee. Each individual award shall be based upon (i) the Participant’s Target Incentive Award percentage multiplied by his or her Eligible Earnings, (ii) Corporate and Non-corporate performance, and (iii) individual performance (if applicable). Subject to Section 5.5, Final Award amounts may vary above or below the Target Incentive Award, based on the level of achievement of the preestablished Corporate, Non-corporate, and/or individual performance goals.

5.5Limitations

The amount payable to a Participant for any Plan Year shall not exceed $10,000,000.

Section 6.Payment of Final Awards

6.1Form and Timing of Payment

Final Awards shall be payable in cash, in one (1) lump sum, on or before the March 15 following the end of the relevant Plan Year.

6.2Payment of Partial Awards

In the event a Participant no longer meets the eligibility criteria as set forth in the Plan during the course of a particular Plan Year, the Committee may, in its sole discretion, pay a partial Final Award for the portion of the Plan Year in which the Employee was a Participant, determined in accordance with Section 5.4 herein. Any such partial Final Award shall be evidenced in writing and shall be paid in cash, in one (1) lump sum, on or before the March 15 following the end of the Plan Year to which it relates.

6.3Unsecured Interest

No Participant or any other party claiming an interest in amounts earned under the Plan shall have any interest whatsoever in any specific asset of the Company. To the extent that any party acquires a right to receive payments under the Plan, such right shall be equivalent to that of an unsecured general creditor of the Company.

6.4Repayment of Final Awards

Final Awards paid under the Plan shall be subject to the terms of the Company’s Recoupment Policy. The Company shall have the right to recover Final Awards paid under the Plan pursuant to the terms of the Recoupment Policy or otherwise as required by law.

Section 7.Termination of Employment

7.1Termination of Employment Due to Death, Disability or Retirement, or Transfer to Business Unit Not Included in the Plan

In the event a Participant’s employment with the Company is terminated by reason of death, Disability or Retirement, or if a Participant transfers to a business unit of the Company not included in the Plan, the Final Award determined in accordance with Section 5.4 herein shall be reduced to reflect participation prior to termination or transfer only. The reduced award shall be determined in accordance with Section 5.4, but based upon the amount of Eligible Earnings earned during the Plan Year prior to termination or transfer. In the case of a Participant’s Disability, the employment termination shall be deemed to have occurred on the date the Committee determines the definition of Disability to have been satisfied.

The Final Award thus determined shall be payable in cash, in one (1) lump sum, on or before the March 15 following the end of the Plan Year to which it relates.

7.2Termination of Employment for Other Reasons

In the event a Participant’s employment with the Company is terminated prior to the last day of a Plan Year for any reason other than death, Disability, Retirement, or transfer to a business unit of the Company not included in the Plan, all of the Participant’s rights to a Final Award for the Plan Year then in progress shall be forfeited. A discontinuation of employment with the Company due to the divestiture of all or part of a business resulting in less than majority direct or indirect ownership of such business by the Company shall be considered a termination of employment for purposes of the Plan. However, the Committee, in its sole discretion, may pay a partial Final Award for the portion of that Plan Year that the Participant was employed by the Company, determined in accordance with Section 5.4 herein. Any such partial Final Award shall be evidenced in writing and shall be paid in cash, in one (1) lump sum, on or before the March 15 following the end of the Plan Year to which it relates.

7.3Committee Determinations

In the event of a Participant’s termination of employment, the Committee shall be the sole judge of whether Section 7.1 or Section 7.2 applies to any given Award Opportunity that has been established for such Participant with respect to the Plan Year during which such Participant’s termination of employment occurs.

Section 8. Rights of Participants

8.1Employment

Nothing in the Plan shall interfere with or limit in any way the right of the Company to terminate any Participant’s employment at any time, nor confer upon any Participant any right or entitlement to continue in the employ of the Company.

8.2Nontransferability

Except as permitted in Section 9, a Participant may not assign, sell, pledge, or otherwise transfer (each, a “Transfer”) any right or interest in the Plan or any award under the Plan, and any attempt by a Participant to Transfer any right or interest in the Plan or any award under the Plan shall be void and without effect and shall have the further effect of terminating all of the Participant’s rights, entitlements and interests in the portion of the award subject to Transfer. Notwithstanding the foregoing or anything else in the Plan, and in addition to the Company’s rights under Section 13.2, the Company shall have the right to deduct from a Final Award any amount the Participant owes to the Company (pursuant to contract, debt obligation or otherwise) at the time scheduled for payment; provided, that no such deduction shall be made to the extent it is prohibited by Section 409A of the Code or would cause a Participant to recognize income for United States federal income tax purposes before an award is paid or to incur additional tax or interest under Section 409A of the Code. Except as required by law or the final order of a court having jurisdiction with respect to the matter, no right or interest of any Participant in the Plan or any award granted under the Plan shall be subject to any lien, execution, levy, garnishment or attachment.

Section 9.Beneficiary Designation

Each Participant under the Plan may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in case of his or her death before he or she receives any or all of such benefit. Each designation will revoke all prior designations by the same Participant and will be effective only when delivered by the Participant in writing to the designated division of the Company for such purpose during the Participant’s lifetime. In the absence of any such designation, or if the designated beneficiary is no longer living, benefits shall be paid to the surviving member(s) of the following classes of beneficiaries, with preference for classes in the order listed below:

(a)	Participant’s spouse (unless the parties were divorced or legally separated by court decree);
(b)	Participant’s children (including children by adoption);
(c)	Participant’s parents (including parents by adoption); or
(d)	Participant’s executor or administrator.

Payments of benefits, in accordance with Section 7.1, shall be made exclusively to the member(s) of the first class, in the order listed above, which has surviving member(s). If that class has more than one (1) member, benefit payments shall be made in equal shares among members of that class.

Section 10.Deferrals

The Committee may permit a Participant to defer such Participant’s receipt of the payment of cash that would otherwise be due to such Participant at the end of a Plan Year. Any such deferral shall be made on terms and conditions established by the Committee from time to time and intended to comply, to the extent applicable, with the requirements of Section 409A of the Code.

Section 11.Change in Control

11.1Change in Control

In the event of a Change in Control of the Company, as defined in Section 11.2 below, a Participant who is an Employee as of the date of the Change in Control and who is not then a participant in the Company’s change in control severance program or a change in control agreement with the Company shall be entitled to, for the Plan Year in which the Change in Control occurs, the Participant’s Target Incentive Award times his or her actual Eligible Earnings rate in effect on the date of the Change in Control.

Final Awards under this Section 11.1 shall be payable in cash to the Participant as soon as administratively possible, but no later than the March 15 following the end of the calendar year in which the Change in Control occurs.

11.2Definition of a Change in Control

“Change in Control” means a change in control of a nature that would be required to be reported in response to Schedule 14A of Regulation 14A promulgated under the Exchange Act whether or not the Company is then subject to such reporting requirement, provided that, without limitation, such a Change in Control shall be deemed to have occurred if:

(i)any “person” (as defined in Sections 13(d) and 14(d) of the Exchange Act) (other than a Participant or group of Participants, the Company or a subsidiary, any employee benefit plan of the Company including its trustee, or any corporation or similar entity which becomes the Beneficial Owner of securities of the Company in connection with a transaction excepted from the provisions of clause (iii) below) is or becomes the “beneficial owner” (as defined in Rule 13(d-3) under the Exchange Act), directly or indirectly, of securities of the Company (not including the securities beneficially owned or any securities acquired directly from the Company) representing thirty percent (30%) or more of the combined voting power of the Company’s then outstanding securities;

(ii)the following individuals shall cease to constitute a majority of the Board: individuals who upon the approval of the Plan by the stockholders constitute the Board and any new director(s) whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the time of approval of the Plan by the stockholders or whose appointment or election or nomination for election was previously so approved but excluding, for this purpose, any such new director whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board;

(iii)there is consummated a merger, consolidation or similar business combination transaction of the Company (including, for the avoidance of doubt, any business combination structured as a forward or reverse triangular merger involving any direct or indirect subsidiary of the Company) with any other company, other than a merger, consolidation or similar business combination transaction which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least sixty percent (60%) of the combined voting power of the voting securities of the Company or such surviving entity or parent outstanding immediately after such merger, consolidation or similar business combination transaction; or

(iv)the stockholders of the Company approve a plan of complete liquidation of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets.

Section 12.Amendment and Modification

The Committee, in its sole discretion, without notice, at any time and from time to time, may modify or amend, in whole or in part, any or all of the provisions of the Plan, or suspend or terminate it entirely, subject to any requirement for shareholder approval imposed by applicable law, including the listing requirements of the New York Stock Exchange; provided, however, that no such modification, amendment, suspension, or termination may, without the consent of a Participant (or his or her beneficiary in the case of the death of the Participant), materially and adversely affect the rights of a Participant (or his or her beneficiary, as the case may be) to a payment or distribution hereunder to which he or she is otherwise entitled.

Section 13. Miscellaneous

13.1Governing Law

The Plan, and all agreements hereunder, shall be governed by and construed in accordance with the laws of the State of Delaware.

13.2Withholding Taxes

The Company shall have the right to deduct from all payments under the Plan any Federal, state, or local taxes required by law to be withheld with respect to such payments.

13.3Section 409A

All payments under the Plan are intended to be exempt from the application of Section 409A of the Code as “short-term deferrals” within the meaning of Section 409A of the Code, and the Plan shall be interpreted and administered consistent with such intent. If, notwithstanding the preceding sentence, any payment under the Plan is considered to provide for a deferral of compensation subject to Section 409A of the Code, then any provision of the Plan that contravenes any regulations or Treasury guidance promulgated under Section 409A of the Code or that could cause a Participant to recognize income for United States federal tax purposes in respect of any payment under the Plan prior to the time of payment, or to be subject to any tax or interest under Section 409A of the Code, may be modified to maintain, to the maximum extent practicable, the original intent of the applicable provision without the imposition of any tax or interest under Section 409A of the Code. Moreover, any discretionary authority that the Committee may have pursuant to the Plan shall not be applicable to a payment that is subject to Section 409A of the Code to the extent such discretionary authority would contravene Section 409A of the Code.

13.4Gender and Number

Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine, the plural shall include the singular, and the singular shall include the plural.

13.5Severability

In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

13.6Costs of the Plan

All costs of implementing and administering the Plan shall be borne by the Company.

13.7Successors

All obligations of the Company under the Plan shall be binding upon and inure to the benefit of any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.